SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

Robinhood Markets, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

770700102

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 20 Pages

1	NAME OF REPORTING PERSONS Bullfrog Capital, L.P. ("Bullfrog")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,284,835[1] shares held directly for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), except that Bullfrog Capital GP, L.P. (“BF GP”), the general partner of Bullfrog and Bullfrog FF, Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,284,835[1] shares held directly for itself and as nominee for Bullfrog FF, except that BF GP, the general partner of Bullfrog, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,284,835
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.9%[2]
12	TYPE OF REPORTING PERSON	PN

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of September 30, 2024.

2 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

1	NAME OF REPORTING PERSONS RH-N Bullfrog Opportunity I, LLC ("RH-N")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,428,695[1] shares, except that Bullfrog Capital GP, L.P. (“BF GP”), the managing member of RH-N, Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,428,695[1] shares, except that BF GP, the managing member of RH-N, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,428,695
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%[2]
12	TYPE OF REPORTING PERSON	OO

1 Includes 1,422,603 shares underlying warrants exercisable within 60 days of September 30, 2024.

2 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

1	NAME OF REPORTING PERSONS Bullfrog Capital GP, L.P. (“BF GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,713,530 shares, of which 14,284,835[1] shares are directly owned by Bullfrog Capital, L.P. (“Bullfrog”), for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), and 1,428,695[2] shares are directly owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”). BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,713,530 shares, of which 14,284,835[1] shares are directly owned by Bullfrog, for itself and as nominee for Bullfrog FF, and 1,428,695[2] shares are directly owned by RH-N. BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to dispose of these shares, and BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,713,530
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.1%[3]
12	TYPE OF REPORTING PERSON	PN

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of September 30, 2024.

2 Includes 1,422,603 shares underlying warrants exercisable within 60 days of September 30, 2024.

3 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

1	NAME OF REPORTING PERSONS Bullfrog Capital GP, Ltd. (“BF UGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,713,530 shares, of which 14,284,835[1] shares are directly owned by Bullfrog Capital, L.P. (“Bullfrog”), for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), and 1,428,695[2] shares are directly owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”). BF UGP is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and BF GP and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,713,530 shares, of which 14,284,835[1] shares are directly owned by Bullfrog, for itself and as nominee for Bullfrog FF, and 1,428,695[2] shares are directly owned by RH-N. BF UGP is the general partner of BF GP, which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and BF GP and Malka, the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,713,530
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.1%[3]
12	TYPE OF REPORTING PERSON	OO

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of September 30, 2024.

2 Includes 1,422,603 shares underlying warrants exercisable within 60 days of September 30, 2024.

3 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

1	NAME OF REPORTING PERSONS RH Ribbit Opportunity II, LLC ("RH II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,419,130 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH II, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,419,130 shares, except that GP II, the managing member of RH II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,419,130
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS RH-D Ribbit Opportunity II, LLC ("RH-D")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,920,555 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH-D, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,920,555 shares, except that GP II, the managing member of RH-D, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,920,555
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS RH-E Ribbit Opportunity II, LLC ("RH-E")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,775,440 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH-E, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,775,440 shares, except that GP II, the managing member of RH-E, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,775,440
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS Ribbit Capital II, L.P. ("Fund II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
19,894,832 shares held directly for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”), except that Ribbit Capital GP II, L.P. (“GP II”) the general partner of Fund II, Ribbit Capital GP II, Ltd., (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
19,894,832 shares held directly for itself and as nominee for FF II, except that GP II the general partner of Fund II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	19,894,832
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.6%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS Ribbit Capital GP II, L.P. (“GP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
26,009,957 shares, of which 2,419,130 shares are directly owned by RH Ribbit Opportunity II, LLC (“RH II”), 1,920,555 shares are held directly by RH-D Ribbit Opportunity II, LLC (“RH-D”), 1,775,440 shares are directly owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), and 19,894,832 shares are directly owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”). GP II, the general partner of Fund II and FF II and the managing member of RH II and RH-E, may be deemed to have sole power to vote these shares, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
26,009,957 shares of which 2,419,130 shares are directly owned by RH II, 1,920,555 shares are held directly by RH-D, 1,775,440 shares are directly owned by RH-E, and 19,894,832 shares are directly owned by Fund II for itself and as nominee for FF II. GP II, the general partner of Fund II and FF II and the managing member of RH II, RH-D and RH-E, may be deemed to have sole power to dispose of these shares, and UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	26,009,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.4%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS Ribbit Capital GP II, Ltd. (“UGP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
26,009,957 shares, of which 2,419,130 shares are directly owned by RH Ribbit Opportunity II, LLC (“RH II”), 1,920,555 shares are held directly by RH-D Ribbit Opportunity II, LLC (“RH-D”), 1,775,440 shares are directly owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), and 19,894,832 shares are directly owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”). UGP II is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH II, RH-D and RH-E, may be deemed to have sole power to vote these shares, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
26,009,957 shares of which 2,419,130 shares are directly owned by RH II, 1,920,555 shares are held directly by RH-D, 1,775,440 shares are directly owned by RH-E, and 19,894,832 shares are directly owned by Fund II for itself and as nominee for FF II. UGP II is the general partner of GP II, which is the general partner of Fund II and FF II and the managing member of RH II, RH-D and RH-E, may be deemed to have sole power to vote these shares, and Malka, the sole director of UGP II, may be deemed to have sole power to vote these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	26,009,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.4%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS Ribbit Capital III, L.P. ("Fund III")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,421,677 shares held directly for itself and as nominee for Ribbit Founder Fund III, L.P. ("FF III"), except that Ribbit Capital GP III, L.P. (“GP III”) the general partner of Fund III, Ribbit Capital GP III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,421,677 shares held directly for itself and as nominee for FF III, except that GP III the general partner of Fund III, UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,421,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS Ribbit Capital GP III, L.P. (“GP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,421,677 shares, owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). GP III, the general partner of Fund III and FF III, may be deemed to have sole power to vote these shares, and Ribbit Capital III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,421,677 shares owned by Fund III for itself and as nominee for FF III. GP III, the general partner of Fund III and FF III, may be deemed to have sole power to dispose of these shares, except that UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,421,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSONS Ribbit Capital GP III, Ltd. (“UGP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,421,677 shares, owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). UGP III is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, and may be deemed to have sole power to vote these shares, and GP III and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,421,677 shares, owned by Fund III for itself and as nominee for FF III. UGP III is the general partner of GP III, which is the general partner of Fund III and FF III, and may be deemed to have sole power to vote these shares, and GP III and Malka, the sole director of UGP III, may be deemed to have sole power to vote these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,421,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1		NAME OF REPORTING PERSONS Ribbit Management Company, LLC (“Ribbit Management”)
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 40,542 shares owned by Ribbit Management. Meyer Malka (“Malka”), the managing director of Ribbit Management, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 40,542 shares owned by Ribbit Management. Malka, the managing director of Ribbit Management, may be deemed to have sole power to vote these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	40,542
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	Less than 0.1%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

1	NAME OF REPORTING PERSON Meyer Malka (“Malka”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
46,571,712 shares, of which 20,069 shares are held directly, 102,183 shares are held by Tibbir Holdings LLC, of which Meyer Malka (“Malka”) serves as investment manager, 1,263,754 shares are held by the Malka Kleiner Revocable Trust dated July 16, 2012 (the “Malka Trust”), of which the Reporting Person serves as trustee, 14,284,835[1] shares are owned by Bullfrog Capital, L.P. (“Bullfrog”) for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), 1,428,695[2] shares are owned by RH-N Bullfrog Opportunity I, LLC ("RH-N"), 2,419,130 shares are owned by RH Ribbit Opportunity II, LLC (“RH II”), 1,920,555 shares are owned by RH-D Ribbit Opportunity II, LLC (“RH-D”), 1,775,440 shares are owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), 19,894,832 shares are owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”), 3,421,677 shares are owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”) and 40,542 shares are held by Ribbit Management Company, LLC (“Ribbit Management”). Malka is the sole director of Ribbit Capital GP III, Ltd. (“UGP III”), which is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, Malka is the sole director of Ribbit Capital GP II, Ltd. (“UGP II”), which is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH-D, RH-E and RH II, Malka is the sole director of Bullfrog Capital GP, Ltd. (“BF UGP”), which is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N and Malka is the managing director of Ribbit Management.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
46,571,712 shares, of which 20,069 shares are held directly, 102,183 shares are held by Tibbir Holdings LLC, of which Malka serves as investment manager, 1,263,754 shares are held by the Malka Trust, of which the Reporting Person serves as trustee, 14,284,835[1] shares are owned by Bullfrog for itself and as nominee for Bullfrog FF, 1,428,695[2] shares are owned by RH-N, 2,419,130 shares are owned by RH II, 1,920,555 shares are owned by RH-D, 1,775,440 shares are owned by RH-E, 19,894,832 shares are owned by Fund II for itself and as nominee for FF II, 3,421,677 shares are owned by Fund III for itself and as nominee for FF III and 40,542 shares are held by Ribbit Management. Malka is the sole director of UGP III, which is the general partner of GP III, which is the general partner of Fund III and FF III, Malka is the sole director of UGP II, which is the general partner of GP II, which is the general partner of Fund II and FF II and the managing member of RH-D, RH-E and RH II, Malka is the sole director of BF UGP, which is the general partner of BF GP, which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N and Malka is the managing director of Ribbit Management.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	46,571,712
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.1%[3]
12	TYPE OF REPORTING PERSON	IN

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of September 30, 2024.

2 Includes 1,422,603 shares underlying warrants exercisable within 60 days of September 30, 2024.

3 The percent of class was calculated based on 762,910,826 shares of Class A Common Stock outstanding as of August 2, 2024, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

ITEM 1(A).	NAME OF ISSUER Robinhood Markets, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

85 Willow Rd

Menlo Park, CA 94025

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is filed by Bullfrog Capital, L.P., a Cayman Islands exempted limited partnership (“Bullfrog”), RH-N Bullfrog Opportunity I, LLC, a Delaware limited liability company (“RH-N”), Bullfrog Capital GP, L.P., a Cayman Islands exempted limited partnership (“BF GP”), Bullfrog Capital GP, Ltd., a Cayman Islands limited company (“BF UGP”), RH Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH II”), RH-D Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH-D”), RH-E Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH-E”), Ribbit Capital II, L.P., a Cayman Islands exempted limited partnership (“Fund II”), Ribbit Capital GP II, L.P., a Cayman Islands exempted limited partnership (“GP II”), Ribbit Capital GP II, Ltd., a Cayman Islands limited company (“UGP II”), Ribbit Capital III, L.P., a Cayman Islands exempted limited partnership (“Fund III”), Ribbit Capital GP III, L.P., a Cayman Islands exempted limited partnership (“GP III”), Ribbit Capital GP III, Ltd., a Cayman Islands limited company (“UGP III”), Ribbit Management Company, LLC, a Delaware limited liability company (“Ribbit Management”) and Meyer Malka (“Malka”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

c/o Ribbit Capital Management

364 University Avenue

Palo Alto, California 94301

ITEM 2(C)	CITIZENSHIP

The citizenship or place of organization of each of the Reporting Persons is set forth on such Reporting Person’s cover page.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER Class A Common Stock, par value $0.0001 per share

ITEM 2(E)	CUSIP NUMBER

770700102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Bullfrog Founder Fund, L.P. (“Bullfrog FF”), Ribbit Founder Fund II, L.P. (“FF II”) and Ribbit Founder Fund III, L.P. ("FF III") have ownership interests in the shares of Common Stock held directly by Bullfrog, Fund II and Fund III, respectively, but do not own shares of Common Stock directly and do not have voting or dispositive power over the shares held directly by Bullfrog, Fund II or Fund III. Under certain circumstances, set forth in the limited partnership agreements of Fund II, FF II, Fund III, FF III, Bullfrog, Bullfrog FF, GP II, GP III, and BF GP, the limited liability company agreements of RH-N, RH II, RH-D, RH-E and the memorandum and articles of association of UGP II, UGP III and BF UGP, the general and limited partners, members or directors, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer directly or indirectly owned by each such entity of which they are a general partner, limited partner, member or director.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable

ITEM 10.	CERTIFICATION. Not applicable

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024	RIBBIT CAPITAL II, L.P.
By: RIBBIT CAPITAL GP II, L.P. Its: General Partner

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

	By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL III, L.P.
By: RIBBIT CAPITAL GP III, L.P. Its: General Partner

By: RIBBIT CAPITAL GP III, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL, L.P.
By: BULLFROG CAPITAL GP, L.P. Its: General Partner

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-N BULLFROG OPPORTUNITY , LLC
By: BULLFROG CAPITAL GP, L.P. Its: Managing Member

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P.
Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-D RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-E RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, L.P.

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP III, L.P.
By: RIBBIT CAPITAL GP III, LTD. Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP III, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, L.P.

By: BULLFROG CAPITAL GP, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT MANAGEMENT COMPANY, LLC

By:	/s/ Meyer Malka
Meyer Malka
Managing Director

MEYER MALKA

By:	/s/ Meyer Malka
Meyer Malka